EXHIBIT 99.1

NB&T Financial Reports Increased First Quarter Earnings, Stock Repurchase Program

April 24, 2007

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the first quarter of 2007 of $1.0 million, or $.32 per diluted share, compared to a net loss of $304,000 for the same quarter in 2006. The increase in earnings was due to a decrease in the provision for loan losses in the first quarter of 2007 and the following losses incurred by the Company in the first quarter of 2006: $1.4 million in prepayment penalties from the early payoff of approximately $47.2 million in Federal Home Loan Bank debt and $150,000 in security losses on securities sold to pay off the debt.

In addition, at its meeting today, the Board of Directors approved repurchasing up to 170,000 common shares of the Company. The stock may be repurchased in either public or privately negotiated transactions. The repurchase program will expire in April 2008. The stock will be treated as treasury shares available for general corporate purposes.

Net interest income was $4.38 million for the first quarter of 2007, a decrease of $217,000 compared to the first quarter of 2006. Net interest margin, however, increased to 3.55% for the first quarter of 2007 from 3.13% for the first quarter of 2006. Interest income declined to $8.0 million for the first quarter of 2007 from $8.5 million for the same quarter last year. Average interest-earning assets decreased approximately 16.2% to $500.4 million; however, the average yield increased from 5.80% for the first quarter of 2006 to 6.50% for the first quarter of 2007. Total interest expense decreased $306,000 to $3.63 million during the first quarter of 2007 from $3.94 million for the same quarter last year. Although average interest-bearing liabilities decreased 17.1% from last year to $483.9 million, their cost increased to 3.46% during the first quarter of 2007 from 3.03% for the same quarter last year. This is largely the result of increased rates on money market accounts, certificates of deposit and borrowings.

Commenting on these results, President & C.E.O. John J. Limbert said, “We were pleased with our first quarter performance. The improved margin performance is due to the balance sheet initiatives we undertook in 2006. Additionally, when you factor out the fourth quarter 2006 Ada branch sale, the majority of our banking centers experienced an increase in their marketplace deposits, with that increase occurring in less expensive demand and money market accounts.”

The provision for loan losses was $5,000 in the first quarter of 2007 and $610,000 in the first quarter of 2006. The lower provision for loan losses in 2007 is a result of decreased charged-off loans and management’s evaluation of the overall adequacy of the specific reserves on problem loans. Net charge-offs were $154,000, or 0.15% of total average loans, in the first quarter of 2007, compared to $175,000, or 0.17% of total average loans, in the first quarter of 2006. Non-performing loans totaled $9.5 million at March 31, 2007, compared to $8.1 million at March 31, 2006. The allowance for loan losses to total loans was 1.15% at March 31, 2007, compared to 1.06% at March 31, 2006.

“We believe that our loan loss allowance adequately addresses the risk exposure in our total loan portfolio. Actions undertaken over the last six months are expected to positively impact our non-performing loans,” Limbert indicated.

Total non-interest income was $2.0 million for the first quarter of 2007, relatively unchanged from the first quarter of 2006. Non-interest income for 2006 includes $150,000 in net security losses.

Total non-interest expense was $5.2 million for the first quarter of 2007, compared to $6.8 million for the first quarter of 2006. The first quarter of 2006 includes $1.4 million in prepayment penalties from the early payoff of approximately $47.2 million in Federal Home Loan Bank debt.

Limbert continued, “Our non-interest expense reduction reflects lower compensation expenses, as a result of the Ada sale and lower overall personnel headcount, coupled with lower marketing expenses. We continue to review additional cost enhancing alternatives while also developing plans for three new offices in Warren County.”

On March 20, 2007 the Board of Directors declared a dividend of $0.28 per share, payable April 16, 2007 to shareholders of record on March 31, 2007. This amount of dividend represents a 3.7% increase from the first quarter of 2006.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending
	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
Statements of Income
Interest income	$8,016	$8,292	$8,665	$8,600	$8,539
Interest expense	3,633	3,675	4,103	4,078	3,939

Net interest income	4,383	4,617	4,562	4,522	4,600
Provision for loan losses	5	180	270	270	610
Other non-interest income	2,031	1,966	1,988	2,010	2,131
Net gains/(losses) on sales of securities	—	—	(1,192)	—	(150)
Gain on sale of branch	—	1,099	—	—	—

Total non-interest income	2,031	3,065	796	2,010	1,981

Other non-interest expenses	5,207	5,522	5,526	5,504	5,397
FHLB prepayment penalties	—	—	—	—	1,363

Total non-interest expenses	5,207	5,522	5,526	5,504	6,760

Income before income taxes	1,202	1,980	(438)	758	(789)
Income taxes	196	451	(350)	39	(485)

Net income	$1,006	$1,529	$(88)	$719	$(304)

Per Share Data
Basic earnings per share	$0.32	$0.48	$(0.03)	$0.23	$(0.10)
Diluted earnings per share	0.32	0.48	(0.03)	0.23	(0.10)
Dividends per share	0.28	0.27	0.27	0.27	0.27
Book value at quarter end	18.12	18.01	17.76	17.59	18.08
Average basic shares outstanding	3,186	3,175	3,176	3,174	3,174
Average diluted shares outstanding	3,186	3,176	3,177	3,175	3,175

Balance Sheet Items (Quarter End)
Total assets	$546,912	$555,168	$570,831	$633,168	$633,667
Securities	79,104	82,897	84,050	142,077	149,242
Loans	401,753	410,365	427,797	427,876	424,947
Allowance for loan losses	4,614	4,763	4,741	4,641	4,493
Deposits	447,048	453,268	460,593	469,060	474,542
Borrowings	37,601	39,598	49,331	103,251	98,281
Total shareholders’ equity	58,517	58,223	57,468	56,881	57,125

Selected Financial Ratios
Return on average assets	0.73%	1.09%	(0.06)%	0.45%	(0.19)%
Return on average equity	6.97	10.44	(0.61)	5.03	(2.11)
Dividend payout ratio	87.50	56.25	NM	117.39	NM
Net interest margin	3.55	3.58	3.25	3.12	3.13
Average loans to average total assets	74.15	74.51	70.70	67.62	65.15
Average equity to average total assets	10.71	10.43	9.47	9.09	9.05
Non-performing loans to total loans	2.38	2.04	2.12	1.81	1.90
Loan loss allowance to total loans	1.15	1.16	1.11	1.08	1.06
Loan loss allowance to non-performing loans	48.35	56.94	52.33	59.81	55.52
Net charge-offs to average loans	0.15	0.15	0.16	0.11	0.17